Filed Pursuant to Rule 433
Registration Statement No. 333-278224
Issuer Free Writing Prospectus dated June 12, 2024
Relating to Preliminary Prospectus dated June 11, 2024

NETCLASS TECHNOLOGY INC

1,800,000 Class A Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of NETCLASS TECHNOLOGY INC (the “Company”) and should be read together with the preliminary prospectus dated June 11, 2024 (the “Preliminary Prospectus”) that was included in Amendment No.2 to the Registration Statement on Form F-1 (File No. 333-278224), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1927578/000110465924070134/tm2416562d1_f1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Revere Securities LLC via email: contact@reveresecurities.com.

NETCLASS Technology Inc Investor Presentation 2024 NASDAQ: NTCL

Free Writing Prospectus Statement This free writing prospectus relates to the initial public offering of ordinary shares of NETCLASS TECHNOLOGY INC (the “Company”) and should be read together with the preliminary prospectus dated June 11 , 2024 (the “Preliminary Prospectus”) that was included in Amendment No . 2 to the Registration Statement on Form F - 1 (File No . 333 - 278224 ), which can be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1927578 / 000110465924070134 /tm 2416562 d 1 _f 1 a . htm The Company has filed a registration statement (including a prospectus ) with the SEC for the offering to which this communication relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Revere Securities LLC via email : contact@reveresecurities . com or contact the Company via email : yuqing@netclass . cn .

Forward Looking Statement This presentation contains forward - looking statements that relate to our current expectations and views of future events . These forward - looking statements are contained principally in the sections entitled "Prospectus Summary,” “Risk Factors,” “Use of Proceeds," "Managements Discussion and Analysis of Financial Condition and Results of Operations," "industry Overview" and "Business" These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements In some cases, these forward - looking statements can be identified by words or phrases such as "believe", "plan”, ”expect", "intend", " should",“seek ", “estimate", “will”, “aim", "anticipate", or other similar expression, but these are not the exclusive means of identifying such an statements . All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward - looking statements . In addition, we and our representatives may from time to time make other oral or written statements which are forward - looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials . These forward - looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control . in addition, these forward - looking statements reflect our current views with respect to future events and are not a guarantee of future performance . Actual outcomes may differ materially from the information contained in the forward - looking statements as a result of a number of factors .

# Offering Summary

| | |
|---|---|
| **Issuer** | Netclass Technology Inc |
| **Offer Type** | Initial Public Offering |
| **Exchange Symbol** | Nasdaq: NTCL |
| **Ordinary Shares Offered by the Issuer** | 1,800,000 Class A Ordinary Shares, or 2,070,000 Class A Ordinary Shares if the underwriter exercise their over-allotment option in full |
| **Ordinary Shares Outstanding Prior to Completion of This Offering** | 13,760,000 Class A ordinary shares and 2,000,000 Class B ordinary shares |
| **Ordinary Shares Outstanding Immediately after This Offering** | 15,560,000 Class A ordinary shares and 2,000,000 Class B ordinary shares, or 15,830,000 Class A ordinary shares if the underwriter exercises the over-allotment option in full and 2,000,000 Class B ordinary shares. |
| **Offering Price Range** | US$4.00 - $6.00 per Class A Ordinary Share |
| **Gross Proceeds** | US$9,000,000 (assuming an offering price of US$5.00 per Class A Ordinary Share, being the midpoint of offering price range) |
| **Use of Proceeds** | 40% Courseware and online technology platform development<br>15% Marketing and NetClass brand building<br>30% Expansion of application development service and subscription services<br>15% Working capital and for other general corporate purposes |
| **Underwriter** | Revere Securities LLC |

Company Overview • NETCLASS TECHNOLOGY INC was incorporated on January 4 , 2022 under the laws of the Cayman Islands . We conduct business primarily through our wholly - owned subsidiaries, NetClass HK in Hong Kong, and NetClass China and its subsidiaries in the PRC . Our primary offices are located in Shanghai and Hong Kong, where we serve a large customer base throughout Hong Kong and PRC . • We are a B 2 B (Business - to - Business) smart education specialist, providing IT solutions to schools, training institutions, corporations, government agencies, and other institutions or corporate customers . • We offer SaaS subscription services and application software development . Our solutions modules include teaching management, campus management, data storage and computing system, online teaching, online examination, epidemic prevention and control, EDC (Education Chain) blockchain system, and lecturer evaluation services, etc . • Our mission is to provide high - quality and reliable products to our customers to maintain sustainable business growth over the long term .

Corporate Structure

Our Business • Smart Campus Solutions Smart Campus is information systems designed for schools that includes the basic network infrastructure and the digital education resources management . Smart Campus can help schools and teachers improve teaching efficiency, and help students and parents boost learning participation and engagement . • Mobile Learning Platforms M obile learning platforms are designed for online leaning . Traditional in - person trainings may be limited by space, costs, and travel restrictions as a result of the pandemic . The NetClass mobile learning platforms allow users to watch video, manage courses, and ask questions at a time and place that best fit their schedule .

Our Business • EDC (Education Credit) Blockchain System The EDC system awards one EDC credit to the student who completes one hour of the training course . Such EDC credits create records for awarding academic certificates upon completing certain amount of training courses . The EDC credits and certificates earned by the student are not changeable and cannot be rewritten, which creates a digital academic credential that is readily accessible and permanent that accompanies the student for a lifetime . • Application Development Services The application development service contracts include technical service agreements, software service and development, data storage and computing system sales agreements, among others . NetClass China provides application development service to the mainland China customers and NetClass HK provides application development service to the Hong Kong customers .

Our Business NetClass Online Examination System Artificial Intelligence Assisted Online Education System NetClass Epidemic Prevention and Control System Online Lecturer Evaluation Services

Competitive Strengths We believe that the following strengths contribute to our success and differentiate us from our competitors : • Customized and Secure Services to Customers We have a team of professionals experienced in software design and the online education industry . We also have knowledge in the industry and market from data collected during the ordinary course of our business . • Unique technology innovation and application capability We focus on research, development, and innovation . As a blockchain - based education software pioneer, we believe our proprietary and patented blockchain technologies make us stand out from the competition . Our data analysis team has extensive experience and strong technical background . • Diversified market and expanding territory Our customers are involved in various industries, including education, finance, medicine, information technology, culture and arts . We believe our diversified customer base and product line can mitigate the impact of economic and industry cycles . • Lower Cost Advantage Compared to traditional education, we store the software codes we develop for customers and our research in our internal database for future reference, which significantly saves our time and monetary costs .

11.6 9.3 11.1 0 2 4 6 8 10 12 Revenue 2021 2022 2023 1,067 133 162 0 200 400 600 800 1,000 1,200 Net Income 2021 2022 2023 4 3 2.0 0 1 2 3 4 Gross Profit 2021 2022 2023 US$ Million US$ Million US$ Thousand CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME (LOSS) Years Ended September 30, 2023 2022 2021 USD USD USD Revenues 11,089,528 9,257,607 11,557,513 Grass Profit 2,359,672 3,040,833 3,977,346 Net Income 162,229 132,687 1,066,505 Financial Highlights

Financial Highlights CONSOLIDATED BALANCE SHEETS Years Ended September 30 2023 2022 2021 USD USD USD Cash 524,601 208,206 1,041,937 Total Assets 6,314,560 4,023,516 3,836,742 Total Liabilities 2,084,638 1,942,742 1,691,563 US$ Million 0 1 2 3 4 5 6 7 2023 2022 2021 CONSOLIDATED BALANCE SHEETS Cash Total Assets Total Liabilities

Experienced Management Team Dr. Jianbiao Dai CEO, Chairman of the Board Yuxing Chen CFO Lina Chen Director • More than 15 years’ experience in the education industry . • More than 20 years’ experience of management in the ICT industry . • Chief executive officer and chairman of the board of directors of NetClass since June 1 , 2022 . • Chairman and chief executive officer of NetClass China since May 2015 . • Director of NetClass HK since December 2006 . • Chairman of Shanghai IT Entrepreneur Association since 2014 . • Chairman of Shanghai Informatization Youth Talent Association from 2008 to 2012 . • Bachelor of Science in Applied Physics from Shanghai Jiaotong University, 1987 . • PhD in Electronic Engineering and Applied Science from University of New Orleans, 2000 . • Assistant professor and research scientist at the University of New Orleans from 2000 to 2001 . • Director and Vice President of NetClass since June 1 , 2022 . • Vice President of NetClass China from 2015 to 2020 , became an executive officer in January 2021 , responsible for managing business operation, sales and marketing for smart education, IT solutions and courseware . • General manager of Shanghai Lvheng Material Utilization Co . , Ltd . from June 2004 to December 2007 . • Marketing manager of Shanghai Seiko Electronics Co . , Ltd from October 2002 to June 2004 . • Member of China Vocational Education Association and Director of Shanghai Informatization Youth Talent Association . • Chief Financial Officer of NetClass since June 1 , 2022 , responsible for financial reporting, internal control, and budget planning . • CFO of Shanghai TianKun e - Business Co . , Ltd . from August 2020 to March 2022 . • Senior financial manager of Nantong Aisida Intelligent Technology Co . , Ltd . from April 2018 to August 2020 . • Financial manager of Shanghai Yunlu Catering Management Co . , Ltd . from June 2012 to March 2018 . • Bachelor in Accounting from Shanghai University of Finance and Economics, 2003 . • Master of Business Administration from Shanghai University of Finance and Economics, 2012 .

Board of Directors Xianghong Zhou Independent Director Nominee Angel Colon Independent Director Nominee Xiao Fu Independent Director Nominee • Professor at the School of Economics and Management, Shanghai Tongji University since 2002 . • Expert in smart city construction and urban digital transformation planning . • Director of the Institute of Smart Cities and E - Governance at Tongji University . • Recipient of funding from National Natural Science Foundation of China, United Nations Children's Fund, China International Poverty Alleviation Center, and Development Research Center of Shanghai Municipal Government . • Winner of the third - prize of the Shanghai Municipal Government Decision making Consulting Award . • Ph . D in Sociology from Nanjing University, 2002 . • Visiting Scholar at the University of Toronto, 2009 . • More than 10 years of experience in equity investment and fund management . • General Manager of Shanghai Rizhen Private Equity Fund Management Co . , Ltd since January 2012 . • Director of Industry Consulting Department in Eastern Mainland China and Shanghai at Kingdee Software (China) Co . , Ltd from September 2002 to January 2012 . • Invited lecturer at the MBA Education Center of East China Normal University and Shanghai University of Finance and Economics since 2015 . • Entrepreneurial tutor at Shanghai University of Political Science and Law since 2016 . • Member of Chinese Association for Artificial Intelligence since 2019 . • Council member of Shanghai IT Youth Talent Association since 2016 . • Bachelor Degree of Computer Application (1997) and Master Degree of Computer Application (2000) from the School of Computer Engineering and Science of Shanghai University . • Over 15 years of expertise in financial product negotiation, marketing, and risk management . • Board member and chair of the Audit Committee for Sentage Holdings Inc . (NASDAQ : SNTG) since 2021 . • Managing member of NY Capital Management Group, LLC since January 2017 ; Turing Funds, LLC since July 2017 . • Previous roles include Hedge Fund Administrator at Vega Management Investments, Financial Advisor and Consultant for Andean Farm and Pharma Corp, Board Member of Bronson Resource Limited, Managing Director at Cuttone & Co . , Tribal Capital Markets, LLC, Bonwick Capital Partners, LLC, and TriPoint Global Equities, Corporate Development Officer at UBG Corp, Principal at Andover Brokerage, and Analyst at Wit Capital Corporation of New York .

Industry Overview • The e ducation informatization includes smart campus solutions and construction, application software development, IT system integration and related IT equipment. With the development of the economy, the PRC's investment in the field of education informatization is also increasing. (1) Note: 1. Source: SAIDER

Digital Economy Overview • According to the “Digital China Development Report (2021)” issued by the State Internet Information Office and the “China Digital Economy Development Report (2022)” issued by the China Academy of Information and Communications Technology, the PRC’s digital economy scale increased from RMB 27.2 trillion in 2017 to RMB 45.5 trillion in 2021 and its CAGR is larger than that of the PRC’s GDP in the past 3 years indicating the digital transformation trend cannot be reversed.

Growth Strategies • AI Application We believe that AI technology can help the Company provide better products and services to our customers, AI and LLM technology has been successfully used in our AI - assisted English learning system, which has already attracted some college users . AI technology can bring new opportunities to our Company, especially in upgrading the Company's online education system to be more intelligent and efficient . • International Due to the subsequent impact of the epidemic, the Company, like many other Chinese companies, intends to become an international enterprise and actively expands overseas markets . the Company hopes to expand its market in Southeast Asia in the future .

Underwriter: Revere Securities LLC Email: contact@reveresecurities.com  Tel: +1 (212) 688 - 2350 Address: 560 Lexington Avenue, 16th Floor, New York, NY 10022 USA Issuer: NetClass Technology Inc Email: yuqing@netclass.cn Tel: +86 21 6180 6599 Web: www.netclasstech.com Address: 6F, Building A, 1188 Wan Rong Road, Shanghai, People’s Republic of China 200436 Contact